Exhibit 99
Westvaco
News Release		Westvaco Corporation
One Corporate Center
Media Contacts:	Investor Relations Contact:	One High Ridge Park
Robert G. Crockett	Roger A. Holmes	Stamford, CT 06905
203 461 7583	203 461 7537

FOR IMMEDIATE RELEASE

WESTVACO TO CLOSE PACKAGING PLANTS

STAMFORD, CT, SEPTEMBER 6, 2001---Westvaco Corporation (NYSE: W) announced today that it will close packaging plants in Richmond, VA, and Memphis, TN, by mid-November. The company will further streamline its Richmond packaging operations by relocating equipment to other company facilities to gain efficiencies and to support the company's growth in targeted markets.

The Richmond and Memphis plants produce packaging for a wide variety of consumer products. The products and services at these plants will continue to be produced at other Westvaco locations. The company's actions will affect approximately 350 employees in Richmond and 80 in Memphis.

"Initiatives to increase efficiency, reduce costs and maximize the value of assets are essential to support our growth in targeted global markets," said Richard H. Block, President of Westvaco's Consumer Packaging Group. "Realigning our consumer packaging operations positions us for greater profitability and faster expansion as a leading supplier of high-value packaging."

On August 31, Westvaco announced plans to close a paper mill in Tyrone, PA, by the end of October. Closing the paper mill, restructuring consumer packaging operations and other actions will result in an estimated $65 million pretax charge against fiscal fourth quarter earnings. The company expects that activities covered by the charge will result in about $60 million a year in pretax annual savings.

Last week, Mead Corporation and Westvaco agreed to a merger of equals. The transaction will create a global company with an enterprise value of $10 billion and leading positions in markets for packaging, coated and specialty papers, consumer and office products and specialty chemicals. The new company, MeadWestvaco Corporation, will have $8 billion in annual sales and expects to achieve annual operating synergies of more than $325 million by the end of two years of combined operation. The two companies expect the merger to close before the end of the year.

Westvaco Corporation (http:www.westvaco.com) headquartered in Stamford, CT, is a leading producer of paperboard and value-added packaging for media, pharmaceutical and consumer markets, and is a major producer of coated papers and specialty chemicals. The company operates in 21 countries, serves customers in more than 70 countries and employs approximately 17,000 people worldwide.

Additional Information

The Mead Corporation ("Mead") and Westvaco Corporation ("Westvaco") will be filing a joint proxy statement/prospectus and other relevant documents concerning their proposed merger with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE PROPOSED TRANSACTION. Investors will be able to obtain the documents free of charge at the SEC's website (www.sec.gov). In addition, documents filed with the SEC by Mead or Westvaco with respect to the proposed transaction may be obtained free of charge by contacting The Mead Corporation, Mead World Headquarters, Courthouse Plaza Northeast, Dayton, Ohio 45463, Attention: Mark Pomerleau, Director of Investor Relations (tel.: (937) 495-3456), or Westvaco Corporation, One High Ridge Park, Stamford, Connecticut 06905, Attention: John W. Hetherington (tel.: (203) 461-7500). INVESTORS SHOULD READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION.

Mead and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Mead shareholders. The directors and executive officers of Mead include: John G. Breen, Duane E. Collins, William E. Hoglund, James G. Kaiser, Robert J. Kohlhepp, John A. Krol, Susan J. Kropf, Raymond W. Lane, Sue K. McDonnell, Timothy R. McLevish, Ian Millar, Heidi G. Miller, Lee J. Styslinger, Jr., Jerome F. Tatar and J. Lawrence Wilson. Collectively, as of January 31, 2001, the directors and executive officers of Mead beneficially owned less than 1% of the outstanding shares of Mead's common stock (excluding shares subject to options). Shareholders may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.

Westvaco and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Westvaco stockholders. The directors and executive officers of Westvaco include: Michael E. Campbell, Dr. Thomas W. Cole, Jr., David F. D'Alessandro, Richard B. Kelson, Douglas S. Luke, James A. Buzzard, Jane L. Warner, Richard A. Zimmerman, John A. Luke, Jr., Robert C. McCormack, David E. McIntyre, Karen R. Osar and Wendell L. Willkie, II. Collectively, as of November 30, 2000, the directors and executive officers of Westvaco beneficially owned approximately 4.8% of the outstanding shares of Westvaco's common stock. Stockholders may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus when it becomes available.

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of Mead and Westvaco to integrate successfully and achieve the anticipated benefits of the transaction; competitive pricing for each company's products; changes in raw materials; energy and other costs; fluctuations in demand and changes in production capacities; changes to economic growth in the U.S. and international economies, especially in Asia and Brazil; government policies and regulations, including, but not limited to those affecting the environment and the tobacco industry; and currency movements. Mead and Westvaco undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in each company's reports filed with the SEC.